CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Senior Notes	$1,250,000,000	$115,875

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Rule 424(b)(2)

Registration No. 333-237082

PRICING SUPPLEMENT NO. 4 DATED JANUARY 20, 2022

TO PROSPECTUS DATED MARCH 11, 2020, AS SUPPLEMENTED BY

PROSPECTUS SUPPLEMENT DATED MARCH 11, 2020, AND

SUPPLEMENTAL TO THE OFFICERS’ CERTIFICATE AND COMPANY ORDER

DATED MARCH 11, 2020

U.S. Bancorp

Medium-Term Notes, Series AA (Senior)

Medium-Term Notes, Series BB (Subordinated)

This pricing supplement supplements the terms and conditions in the prospectus, dated March 11, 2020, as supplemented by the prospectus supplement, dated March 11, 2020, and relates to the offering and sale of $1,250,000,000 2.215% Fixed-to-Floating Rate Senior Notes due January 27, 2028 (the “notes”) of U.S. Bancorp (“USB” or the “Company”).

Key Terms of the Notes

CUSIP No.:	91159HJC5

Series:

☒ Senior
☐ Subordinated

Form of Note:

☒ Book-Entry
☐ Certificated

Principal Amount:	$1,250,000,000

Trade Date:	January 20, 2022

Settlement Date:	January 27, 2022

Maturity Date:	January 27, 2028

Reset Date:	January 27, 2027

Interest Rate (and, if applicable, related Interest Periods):

☒ Fixed Rate Note (during the fixed rate period)
☐ ISDA Rate
☐ Reuters Page FRBCMT
☐ One-Week ☐ One-Month
☐ Commercial Paper Rate Note
☐ Federal Funds Rate Note (effective) (open) (target)
☐ CDOR Note
☐ Eleventh District Cost of Funds Rate Note
☐ EURIBOR Note
☒ SOFR Note (during the floating rate period)
☐ LIBOR Note
☐ Prime Rate Note
☐ Treasury Rate Note
☐ CMT Rate Note
☐ Zero Coupon Note
☐ Other Base Rate:

Index Source:

Index Maturity:

Spread Multiplier:

Maximum Interest Rate:

Issue Price (Dollar Amount and Percentage of Principal Amount):

$1,250,000,000 / 100%

Proceeds to the Company (Before Expenses):	$1,248,125,000

Fixed Interest Rate:	2.215% per annum payable in arrears for each semi-annual Interest Period during the fixed rate period, which is the period from, and including, the Settlement Date to, but excluding, the Reset Date.

Floating Interest Rate:

Floating Rate Benchmark as determined on the applicable Interest Determination Date plus the Spread per annum payable in arrears for each quarterly Interest Period during the floating rate period, which is the period from, and including, the Reset Date to, but excluding, the Maturity Date.

Floating Rate Benchmark:

A compounded average of daily SOFR determined for each quarterly Interest Period during the floating rate period calculated in accordance with the terms and provisions set forth under “Description of Notes—Floating Rate Notes—Base Rates—SOFR” in the accompanying prospectus supplement and “Supplemental Description of the Notes—Interest Rates; Floating Rate Benchmark” herein.

Spread:	73 basis points

Subsequent Reset Date:	Not applicable.

Interest Periods:	With respect to the fixed rate period, each semi-annual period from, and including, an Interest Payment Date (or, in the case of the first Interest Period during the fixed rate period, the Settlement Date) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period during the fixed rate period, the Reset Date).

Minimum Interest Rate:

Agents’ Commission:	$1,875,000

Redemption Dates: January 27, 2027, and the period on or after December 27, 2027 to the Maturity Date.

See “Supplemental Description of the Notes—Redemption.”

Redemption Terms: The Company may redeem the notes at its option, (a) in whole, but not in part, on the Reset Date, or (b) in whole at any time or in part from time to time, on or after December 27, 2027 (one month prior to the Maturity Date) and prior to the Maturity Date, in each case, upon at least 10 but not more than 60 days’ prior written notice to holders of the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date. See “Supplemental Description of the Notes—Redemption.”

To the extent then required by applicable laws or regulations, the notes may not be redeemed prior to their stated maturity without any requisite prior approvals from applicable regulators.

Original Issue Discount Notes:

Original Issue Discount %:

Yield to Maturity:

Original Issue Discount Notes:

☐ Subject to special provisions set forth therein with respect to the principal amount thereof payable upon any redemption or acceleration of the maturity thereof.

☐ For Federal income tax purposes only.

Prohibition of Sales to EEA and UK Retail Investors: Applicable

Additional Terms:

With respect to the floating rate period, each quarterly period from, and including, an Interest Payment Date (or, in the case of the first Interest Period during the floating rate period, the Reset Date) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period during the floating rate period, the Maturity Date or, if the notes are redeemed earlier, the redemption date).

Interest Payment Dates:

January 27 and July 27 of each year, commencing on July 27, 2022 and ending on the Reset Date, with respect to the fixed rate period.

January 27, April 27, July 27, and October 27 of each year, commencing on April 27, 2027 and ending on the Maturity Date, with respect to the floating rate period.

Regular Record Dates:	15 calendar days prior to each Interest Payment Date.

Interest Determination Dates:	The business day immediately preceding the applicable Interest Payment Date.

Observation Period:	With respect to each Interest Period during the floating rate period, the period from, and including, the date two U.S. government securities business days (as defined herein) preceding the first date in such Interest Period to, but excluding, the date two U.S. government securities business days preceding the Interest Payment Date for such Interest Period.

Day Count:	30/360, with respect to the fixed rate period. Actual/360, with respect to the floating rate period.

Business Day:	Following unadjusted business day convention, with respect to the fixed rate period. Modified following unadjusted business day convention, with respect to the floating rate period.

Calculation Agent:	For purposes of calculations with respect to the Floating Interest Rate, we have entered into an agreement with U.S. Bank to act as calculation agent.

The notes are not savings accounts, deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. The notes are not secured.

Investing in the notes involves risks. Potential purchasers of the notes should consider the information set forth in the “Supplemental Risk Factors” section beginning on page PS-4 of this pricing supplement, the “Risk Factors” section beginning on page S-3 of the accompanying prospectus supplement and the discussion of risk factors contained in our annual and quarterly reports filed with the Securities and Exchange Commission, which are incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement, the accompanying prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note(1)	Total
Price to Public	100.000%	$1,250,000,000
Agents’ Commission or Discount	0.150%	$1,875,000
Net Proceeds (Before Expenses) to Us	99.850%	$1,248,125,000

(1)	Plus accrued interest, if any, from January 27, 2022, if settlement occurs after that date.

We expect to deliver the notes to investors through the book-entry delivery system of The Depository Trust Company and its direct participants on or about January 27, 2022.

Joint Book-Running Managers

U.S. Bancorp Investments, Inc.	Morgan Stanley	RBC Capital Markets

Co-Managers

Academy Securities	Siebert Williams Shank

SUPPLEMENTAL RISK FACTORS

Your investment in the notes is subject to risks, including those discussed below with respect to the floating rate benchmark, in the section entitled “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement and the risks and other information concerning our business described the reports and documents we file with the SEC.

Investors should not expect us to redeem the notes on the date the notes become redeemable or on any particular date after the notes become redeemable.

The notes have no mandatory redemption date, other than on the maturity date, and are not redeemable at the option of investors. By their terms, the notes may be redeemed by us at our option either in whole, but not in part, on the reset date or in whole or in part at any time on or after December 27, 2027, as described below under “Supplemental Description of the Notes—Redemption.” Any decision we may make at any time to propose a redemption of the notes will depend upon, among other things, our evaluation of our capital position, the composition of our stockholders’ equity and general market conditions at that time.

The interest rate on the notes will reset on the reset date and quarterly thereafter, and any interest payable after the reset date may be less than the fixed interest rate, and the floating interest rate for any floating rate period may be lower than the interest rate for prior interest periods.

The floating interest rate on the notes will equal the compounded SOFR rate plus a spread of 0.730% per annum beginning on the reset date and throughout the floating rate period. Therefore, the floating interest rate for the floating rate period on or after the reset date could be more or less than the fixed interest rate for the initial fixed rate period. We have no control over the factors that may affect compounded SOFR, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events that may impact five-year treasury rates.

The interest rate on the notes during the floating rate period will be based on compounded SOFR, which is relatively new in the marketplace.

For each interest period (as defined below) during the floating rate period, the interest rate on the notes is based on compounded SOFR, which is calculated using the specific formula described under “Description of Notes—Floating Rate Notes—Base Rates—SOFR” in the accompanying prospectus supplement and “Supplemental Description of the Notes—Interest Rates; Floating Rate Benchmark” herein, not the SOFR rate published on or in respect of a particular date during such interest period or an arithmetic average of SOFR rates during such period. For this and other reasons, the interest rate on the notes during any interest period within the floating rate period will not be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SOFR rate in respect of a particular date during an interest period within the floating rate period is negative, its contribution to compounded SOFR will be less than one, resulting in a reduction to compounded SOFR used to calculate the interest payable on the notes on the interest payment date for such interest period.

In addition, limited market precedent exists for securities that use SOFR as the interest rate and the method for calculating an interest rate based upon SOFR in those precedents varies. Accordingly, the specific formula for the compounded SOFR rate used in the notes may not be widely adopted by other market participants, if at all. If the market adopts a different calculation method, that would likely adversely affect the market value of the notes.

Compounded SOFR with respect to a particular interest period will only be capable of being determined near the end of the relevant interest period.

The level of compounded SOFR applicable to a particular interest period during the floating rate period and, therefore, the amount of interest payable with respect to such interest period will be determined close to the end of such interest period. Therefore, you will not know the amount of interest payable with respect to a particular interest period until shortly prior to the related interest payment date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such interest payment date. In addition, some investors may be unwilling or unable to trade the notes without changes to their information technology systems, both of which could adversely impact the liquidity and trading price of the notes.

The notes will not be listed and there likely will be limited liquidity.

The notes will not be listed on any securities exchange. Since SOFR is a relatively new market rate, an established trading market may never develop or may not be very liquid. Market terms for debt securities linked to SOFR (such as the notes) may evolve over time and, as a result, trading prices of the notes may be lower than those of later-issued debt securities that are linked to SOFR. Similarly, if SOFR does not prove to be widely used in debt securities similar to the notes, the trading price of the notes may be lower than that of debt securities linked to rates that are more widely used. The agents have advised us that they intend to act as market makers for the notes but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, investors in the notes may not be able to sell such notes at all or may not be able to sell such notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. Further, investors wishing to sell the notes in the secondary market will have to make assumptions as to the future performance of SOFR during the interest period in which they intend the sale to take place. As a result, investors may suffer from increased pricing volatility and market risk.

SUPPLEMENTAL FORWARD-LOOKING STATEMENTS

This pricing supplement contains or incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date made. These forward-looking statements cover, among other things, our anticipated future revenue and expenses and our future plans and prospects. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. The COVID-19 pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices could affect us in substantial and unpredictable ways. Our results could also be adversely affected by changes in interest rates; increases in unemployment rates; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of our investment securities; legal and regulatory developments; litigation; increased competition from both banks and non-banks; civil unrest; changes in customer behavior and preferences; breaches in data security, including as a result of work-from-home arrangements; failures to safeguard personal information; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk. In addition, our proposed acquisition of MUFG Union Bank N.A. presents risks and uncertainties, including, among others: the risk that the cost savings, any revenue synergies and other anticipated benefits of the proposed acquisition may not be realized or may take longer than anticipated to be realized; the risk that U.S. Bancorp’s business could be disrupted as a result of the announcement and pendency of the proposed acquisition and diversion of management’s attention from ongoing business operations and opportunities; the possibility that the proposed acquisition, including the integration of MUFG Union Bank N.A., may be more costly or difficult to complete than anticipated; delays in closing the proposed acquisition; and the failure of required governmental approvals to be obtained or any other closing conditions in the definitive purchase agreement to be satisfied.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended December 31, 2020 (the “Annual Report”), on file with the SEC, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13 to the Annual Report, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, on file with the SEC, including the sections entitled “Risk Factors” and “Corporate Risk Profile,” and all subsequent filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended. In addition, factors other than these risks also could adversely affect our results, and you should not consider these risks to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date they are made, and, except as required by law, we undertake no obligation to update them in light of new information or future events.

SUPPLEMENTAL USE OF PROCEEDS

The net proceeds, after deducting agents’ commissions but before our estimated offering expenses, from the offering of the notes are expected to be $1,248,125,000. We intend to use the net proceeds for general corporate purposes. Pending such use, we may temporarily invest the net proceeds or use them to reduce short-term indebtedness.

SUPPLEMENTAL DESCRIPTION OF THE NOTES

General

The terms and conditions of the notes will consist of the applicable terms and conditions set forth in the “Description of Notes” section in the Prospectus Supplement dated March 11, 2020, as such terms and conditions are supplemented, amended and/or superseded by the terms and conditions of the notes set forth in this section “Supplemental Description of the Notes,” together with the terms and conditions of the notes set forth above under “Key Terms of the Notes.” To the extent of inconsistencies or conflicts between the terms and conditions of the notes set forth in this pricing supplement and the terms and conditions set forth in the “Description of Notes” section in the prospectus supplement that otherwise would be applicable to the notes, such terms and conditions set forth in this pricing supplement shall govern and control.

Interest Rates; Floating Rate Benchmark

The notes will bear interest (i) from, and including, the settlement date to, but excluding, January 27, 2027 (the “reset date” and such period, the “fixed rate period”), at a rate per annum of 2.215% (the “fixed interest rate”); and (ii) from and including the reset date, to, but excluding, the maturity date (the “floating rate period”) at a floating rate per annum, reset quarterly, equal to compounded SOFR (as described below) as determined on the applicable interest determination date (as defined below), plus a spread of 0.730% (the “spread” and such rate, the “floating interest rate”).

During the fixed rate period, interest will be payable semi-annually in arrears on January 27 and July 27 of each year (each, an “interest payment date” during the fixed rate period), commencing on July 27, 2022, on the basis of a 360-day year of twelve 30-day months. During the floating rate period, interest will be payable quarterly in arrears on January 27, April 27, July 27, and October 27 of each year, commencing on April 27, 2027 and ending on the maturity date (each, an “interest payment date” during the floating rate period), on the basis of the actual number of days in each floating rate period and a 360-day year.

As used in this pricing supplement, “interest period” means: (i) with respect to the fixed rate period, each semi-annual period from, and including, an interest payment date (or, in the case of the first interest period during the fixed rate period, the settlement date) to, but excluding, the next interest payment date (or the reset date in the case of the final interest period during the fixed rate period); and (ii) with respect to the floating rate period, each quarterly period from, and including, an interest payment date (or, in the case of the first interest period during the floating rate period, the reset date) to, but excluding, the following interest payment date (or in the case of the final interest period during the floating rate period, the maturity date or, if the notes are redeemed earlier, the redemption date).

Calculation of Compounded SOFR

For the purpose of calculating the interest rate on the notes during the applicable floating rate period, “compounded SOFR” means, with respect to any interest period during the floating rate period, the rate of return of a daily compound interest investment over the observation period corresponding to that interest period, calculated in accordance with the following formula and the terms and provisions described under “Description of Notes—Floating Rate Notes—Base Rates—SOFR” and “Description of Notes—Floating Rate Notes—Base Rates—SOFR—Effect of Benchmark Transition Event” in the accompanying prospectus supplement:

where:

“d0”, for any observation period, means the number of U.S. government securities business days in the relevant observation period;

“i” means a series of whole numbers from one to d0, each representing the relevant U.S. government securities business day in chronological order from, and including, the first U.S. government securities business day in the relevant observation period;

“SOFRi”, for any U.S. government securities business day “i” in the relevant observation period, is equal to SOFR (as defined below) in respect of that day “i”;

“ni”, for any U.S. government securities business day “i” in the relevant observation period, is the number of calendar days from, and including, such U.S. government securities business day “i” to, but excluding, the following U.S. government securities business day (“i+1”); and

“d” means the number of calendar days in the relevant observation period.

“observation period” means, in respect of each interest period during the floating rate period, the period from, and including, the date two U.S. government securities business days preceding the first date in such interest period to, but excluding, the date two U.S. government securities business days preceding the interest payment date for such interest period.

“SOFR” means, with respect to any U.S. government securities business day:

(1)

the Secured Overnight Financing Rate in respect of such U.S. government securities business day as published by the New York Federal Reserve, as the administrator of such rate (or a successor administrator), on the Federal Reserve Bank of New York’s Website on or about 5:00 p.m. (New York City time) on the immediately following U.S. government securities business day; or

(2)

if the Secured Overnight Financing Rate in respect of such U.S. government securities business day does not appear as specified in paragraph (1), unless both a benchmark transition event and its related benchmark replacement date have occurred, the Secured Overnight Financing Rate in respect of the last U.S. government securities business day for which such rate was published on the Federal Reserve Bank of New York’s Website (or the reference page for any successor administrator).

“U.S. government securities business day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Notwithstanding the foregoing, if we or our designee determine on or prior to the relevant interest determination date that a benchmark transition event and related benchmark replacement date have occurred with respect to SOFR, then the provisions set forth under the heading “Description of Notes—Floating Rate Notes—Base Rates—SOFR—Effect of Benchmark Transition Event,” in the accompanying prospectus supplement, which we refer to as the “benchmark transition provisions,” will thereafter apply to all determinations of the rate of interest payable on the notes. In accordance with the benchmark transition provisions, after a benchmark transition event and related benchmark replacement date have occurred, the amount of interest that will be payable for each interest period on the notes during the floating rate period will be determined by reference to the benchmark replacement and the applicable spread.

In respect of each interest period during the floating rate period, the amount of interest accrued and payable on the notes will be equal to the product of (i) the outstanding principal amount of the notes multiplied by (ii) the product of (a) the floating interest rate for such interest period multiplied by (b) the quotient of the actual number of calendar days in such interest period divided by 360. See “Description of Notes—Floating Rate Notes—Base Rates—SOFR” in the accompanying prospectus supplement. The interest determination date (the “interest determination date”) for each interest period during the floating rate period will be the business day immediately preceding the applicable interest payment date.

The floating interest rate applicable during the floating rate period will be determined by the calculation agent by reference to compounded SOFR on the applicable interest determination date. Promptly upon such determination, the calculation agent will notify us of the floating interest rate for the relevant floating interest period. Any calculation or determination by the calculation agent with respect to the floating interest rate will be made in the calculation agent’s sole discretion and will be conclusive and binding absent manifest error.

Any determination, decision or selection that may be made by us or our designee (which may be an affiliate of ours), after consulting with us, pursuant to the provisions of the notes set forth in this pricing supplement (including provisions relating to a benchmark transition event and benchmark replacement, such as any determination with respect to tenor, rate or adjustment, or of the occurrence or non-occurrence of an event, circumstance or date, and any decision to take or refrain from taking any action or make or refrain from making any selection) will be made in our or such designee’s sole discretion, will be conclusive and binding absent manifest error and, notwithstanding anything to the contrary in this pricing supplement or the accompanying prospectus supplement or the attached prospectus, shall become effective without consent from the holders of the notes or any other party.

Interest will be payable on each interest payment date to holders of record of the notes as they appear on our books on the applicable record date, which shall be fifteen calendar days, whether or not a business day, immediately preceding each interest payment date. However, the initial interest payment on a note issued between a regular record date and the interest payment date immediately following the regular record date will be made on the second interest payment date following the settlement date to the holder of record on the regular record date preceding the second interest payment date. The principal and interest payable at maturity, or earlier redemption, will be paid to the holder of the note at the time of payment by the paying agent.

If any scheduled interest payment date during the floating rate period, other than the maturity date, would fall on a day that is not a business day, the interest payment date will be postponed to the next succeeding business day, except that if that business day falls in the next succeeding calendar month, the interest payment date will be the immediately preceding business day. If any scheduled interest payment date during the fixed rate period (including an interest payment date on the reset date), any redemption payment date (including a redemption payment date on the reset date) or the maturity date is not a business day, we will pay interest, principal and/or any amount payable upon redemption or repayment of the notes, as the case may be, on the next succeeding business day, but interest on that payment will not accrue during the period from and after such interest payment date, redemption date or the maturity date unless we fail to make payment on such next succeeding business day.

Redemption

The notes are not subject to any mandatory redemption, sinking fund or other similar provision. The notes are not redeemable prior to maturity, other than as described below.

We may, at our option, redeem the notes (a) in whole, but not in part, on January 27, 2027 (the “reset date”), or (b) in whole at any time or in part from time to time, on or after December 27, 2027 (one month prior to the maturity date) and prior to the maturity date, in each case, upon at least 10 but not more than 60 days’ prior written notice to holders of the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

Notwithstanding the foregoing, installments of interest on the notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption, unless we default in the payment of the redemption price and accrued interest. On or before the redemption date, we will deposit with our paying agent or the trustee money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date.

Any redemption or notice may, at our discretion, be subject to one or more conditions precedent and, at our discretion, the redemption date may be delayed until such time as any or all such conditions precedent included at our discretion shall be satisfied (or waived by us) or the redemption date may not occur and such notice may be rescinded if all such conditions precedent included at our discretion shall not have been satisfied (or waived by us).

To the extent then required by applicable laws or regulations, the notes may not be redeemed prior to their stated maturity without any requisite prior approvals from applicable regulators.

SUPPLEMENTAL PLAN OF DISTRIBUTION

U.S. Bancorp Investments, Inc., Morgan Stanley & Co. LLC and RBC Capital Markets, LLC are acting as joint book-running managers of the offering. Subject to the terms and conditions of a distribution agreement (the “distribution agreement”), between us and the agents named below, incorporating the terms of a distribution agreement, dated as of March 11, 2020, between us and the agents named in the accompanying prospectus supplement, we have agreed to sell to the agents, and each of the agents has agreed, severally and not jointly, to purchase, as principal, the principal amount of notes set forth opposite its name below.

Agent	Principal Amount
U.S. Bancorp Investments, Inc.	$618,750,000
Morgan Stanley & Co. LLC	$309,375,000
RBC Capital Markets, LLC	$309,375,000
Academy Securities, Inc.	$6,250,000
Siebert Williams Shank & Co., LLC	$6,250,000

Total	$1,250,000,000

Delivery Instructions: DTC # 0280

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this pricing supplement, which will be on the fifth business day following the date the notes are priced (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day before delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for additional information.

/s/ Luke R. Wippler	(authorized officer)

/s/ Kevin R. Stenzel	(authorized officer)

LEGAL MATTERS

In the opinion of Mayer Brown LLP, as counsel to the Company, when the notes offered by this pricing supplement have been executed and delivered by the Company and authenticated by the trustee in accordance with the indenture and when payment therefor is received by the Company, the notes will constitute valid and legally binding obligations of the Company entitled to the benefits of the indenture, except that (a) the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally and (ii) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity) and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances.

This opinion is given as of the date hereof and is limited solely to the Federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the opinion of such counsel dated March 11, 2020, which has been filed as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 11, 2020.